DYCOM INDUSTRIES, INC.
           4440 PGA Boulevard / Palm Beach Gardens, Florida 33410-6542
            First Union Center / Suite 500 / Telephone (561) 627-7171

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE          Contact:  Steven E. Nielsen, President and CEO
                                         Richard L. Dunn, Senior Vice President
                                           and CFO
                                         (516) 627-7171

Palm Beach Gardens, Florida                                    November 27, 2000



                 DYCOM INDUSTRIES, INC. ENTERS INTO AN AGREEMENT
                 TO ACQUIRE POINT TO POINT COMMUNICATIONS, INC.

Dycom Industries, Inc. (NYSE:"DY") announced today that is has entered into a Stock Purchase Agreement with the stockholders of Point to Point Communications, Inc. whereby Point to Point Communications will become a wholly-owned subsidiary of Dycom Industries, Inc. Dycom is acquiring Point to Point Communications for approximately $65,000,000, including a cash payment of $52,000,000 and the issuance of 288,090 shares of its common stock. The agreement is subject to satisfaction of customary closing conditions, including completion of due diligence procedures and approval under the Hart-Scott-Rodino Improvement Act.

Point to Point Communications, based in Lafayette, Louisiana, provides central office engineering, equipment, installation, testing and maintenance services for telecommunication providers throughout the United States.

In conjunction with Dycom's first quarter earnings release earlier today, a Tele-Conference call to discuss this acquisition, review the Company's results and address its outlook will be hosted at 9:00 a.m. EST, Tuesday, November 28, 2000; Call 1-800-230-1085 and request "Dycom Earnings Report." A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http//:www.dycomind.com until the second quarter's conference call is posted on the website.

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunication providers throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures. Dycom also provides underground utility locating and mapping and electric utility construction services.